Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Madrigal Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o) and (r)	(1)	(1)	$9,999,900	0.00011020	$1,101.99

Fees to Be Paid	Equity	Series B convertible preferred stock, par value $0.0001 per share	Rule 457(o) and (r)	(1)	(1)	$90,000,000	0.00011020	$9,918.00

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon conversion of the Series B convertible preferred stock, par value $0.0001 per share (2)	(2)	(2)	—	—	—	—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$99,999,900		$11,019.99

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,019.99

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-256666), filed on June 1, 2021.

(2)

No separate consideration will be received for the shares of common stock issuable upon conversion of the Series B convertible preferred stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) of the Securities Act.